As filed with the Securities and Exchange Commission on November 11, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Monarch Casino & Resort, Inc.

(Exact name of registrant as specified in its charter)

Nevada	88-0300760
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1175 W. Moana Lane, Suite 200, Reno, Nevada	89509
(Address of Principal Executive Offices)	(Zip Code)

2014 Equity Incentive Plan

(Full title of the plan)

Ronald Rowan

Chief Financial Officer

Monarch Casino & Resort, Inc.

1175 W. Moana Lane, Suite 200

Reno, Nevada 89509

(Name and address telephone number of agent for service)

(775) 825-3355

(Telephone number, including area code, of agent for service)

Copies to:

Michael J. Bonner

John C. Jeppsen

Greenberg Traurig, LLP

3773 Howard Hughes Parkway, Suite 400 North

Las Vegas, Nevada  89169

(702) 792-3773

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller-reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of registration fee
Common Stock, $0.01 par value	1,102,727 shares(2)	$16.19	(3)	$17,853,150	$2,074.54

(1)                            Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of Monarch Casino & Resort, Inc.’s (the “Registrant”) common stock that become issuable under the plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.

(2)                            Includes (i) 72,327 shares of common stock which have been reserved but not issued or subject to outstanding awards under the 1993 Executive Long-Term Incentive Plan, as amended (the “LTIP”), (ii) no shares of common stock which have been reserved but not issued or subject to outstanding awards under the 1993 Employee Stock Option Plan, as amended (the “ESOP”), and (iii) 30,400 shares of common stock which have been reserved but not issued or subject to outstanding awards under the 1993 Directors’ Stock Option Plan, as amended (the “DSOP”), in each case as of May 21, 2014, the date of stockholder approval of the 2014 Equity Incentive Plan (the “2014 Plan”).  The 2014 Plan provides that the maximum aggregate number of shares of common stock awarded or sold under the 2014 Plan is 1,000,000 shares of common stock, plus shares of common stock which have been reserved but not issued under the LTIP, the ESOP and the DSOP (collectively, the “Predecessor Plans”) as of the date of stockholder approval of the 2014 Plan, and shares of common stock subject to stock options or similar awards granted under the Predecessor Plans that expire or otherwise terminate without having been exercised in full and shares of common stock issued pursuant to awards granted under the Predecessor Plans that are forfeited to or repurchased by the Registrant. No further awards will be made under the Predecessor Plans.

(3)                            Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee.  The computation is based upon the average of the high and low prices of the common stock as quoted on The NASDAQ Global Select Market on November 6, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be delivered to participants of the 2014 Equity Incentive Plan (the “2014 Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not required to be, and are not, filed with the Commission either as part of this registration statement on Form S-8 (the “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                 Incorporation of Documents by Reference.

Monarch Casino & Resort, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission:

1.                                      The Registrant’s Annual Report filed on Form 10-K for the annual period ended December 31, 2013;

2.                                      The Registrant’s Definitive Proxy Statement filed on April 10, 2014, as amended on April 10, 2014;

3.                                      The Registrant’s Quarterly Reports filed on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014;

4.                                      The Registrant’s Current Reports on Form 8-K filed on February 27, 2014, March 26, 2014, April 24, 2014, May 22, 2014, May 23, 2014, August 18, 2014 and October 22, 2014; and

5.                                      The description of the Common Stock of the Registrant contained in the Registration Statement on Form 8-A filed on July 15, 1993 and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of the Registrant’s common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.

Item 4.                                 Description of Securities.

Not applicable.

Item 5.                                 Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                 Indemnification of Directors and Officers.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify a present or former director, officer, employee, or agent of the corporation, or of another entity for which such person is or was serving in such capacity at the request of the corporation, who is or was a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection therewith, arising by reason of service in such capacity if such person (i) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of corporation, however, no indemnification may be made for any claim, issue, or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Subsection 3 of Section 78.7502 of the Nevada Revised Statutes further provides that, to the extent a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections 1 and 2 thereof, or in the defense of any claim, issue, or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Section 78.138 of the Nevada Revised Statutes permits a corporation to eliminate or limit the individual liability of directors and officers to the corporation or its stockholders or creditors for any damages resulting from any act or failure to act in the capacity as a director or officer unless the act or failure to act constitutes a breach of the director’s or officer’s fiduciary duties and such breach involved intentional misconduct, fraud or a knowing violation of law.

Section 78.751 of the Nevada Revised Statutes provides that unless discretionary indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders; by a majority vote of a quorum of the board of directors who were not parties to the action, suit, or proceeding; or in specified circumstances by independent legal counsel in a written opinion. In addition, the articles of incorporation, bylaws, or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

In addition, Section 78.752 of the Nevada Revised Statutes authorizes a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expenses.

The articles of incorporation of the Registrant provide that the Registrant shall indemnify, to the fullest extent legally permissible under the laws of the State of Nevada, each person who is or was a director or officer of the Registrant, or is or was serving as the request of the Registrant as a director or officer of another enterprise, and that the foregoing right of indemnification shall not exclude any other right to which a director or officer may be entitled under any bylaw, agreement, vote of stockholders, provision of law or otherwise.  The Registrant’s articles of incorporation also provide that no director or officer shall be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer except for circumstances involving acts or omissions involving intentional misconduct, fraud or a knowing violation of law, or for unlawful distributions in violation of Section 78.300 of the Nevada Revised Statutes.

The bylaws of the Registrant provide that (i) the Registrant shall indemnify any person who is or was a director, officer (including the legal spouse of a director or officer), employee or agent of the Registrant; and (ii) the Registrant shall also indemnify any person who serves or served as a director, officer (including the legal spouse of such director or officer), employee or agent of any other enterprise at the request of the Registrant, if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The indemnification of a legal spouse of a director or officer shall not extend to any claim for any actual or alleged wrongful act of the spouse, but shall apply only to actual or alleged wrongful acts of a director or officer.  The Registrant’s bylaws also provide that expenses incurred in defending any civil or criminal action, suit or proceeding by any person who the Registrant is required to indemnify shall be paid as they are incurred upon receipt by the Registrant of an undertaking of such person to repay such expenses unless it should ultimately be determined that such person is entitled to be indemnified by the Registrant.  The Registrant maintains director’s and officers’ liability insurance.

The foregoing is only a general summary of certain aspects of Nevada law, the Registrant’s articles of incorporation and bylaws, and the insurance dealing with indemnification of directors and officers, and does not purport to be complete.  It is qualified in its entirety by reference to the detailed provisions of Nevada law, the Registrant’s articles of incorporation and bylaws, and the insurance policies.

Item 7.                                 Exemption from Registration Claimed.

Not applicable.

Item 8.                                 Exhibits

Exhibit Number	Description

4.1*	2014 Equity Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Proxy Statement (SEC File 0-22088) filed on April 10, 2014).
5.1	Opinion of Greenberg Traurig regarding the legality of the securities being registered is filed herewith and incorporated herein by reference.
23.1	Consent of Ernst & Young, LLP is filed herewith and is incorporated herein by reference.
23.2	Consent of Greenberg Traurig (included in Exhibit 5.1).
24.1	Power of Attorney (contained on the signature page hereto).

*                 Incorporated by reference to exhibits previously filed.

Item 9.                                 Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on November 11, 2014.

Monarch Casino & Resort, Inc.

By:	/s/ Ronald Rowan
Ronald Rowan
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints John Farahi and Ronald Rowan, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same Offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ John Farahi	Co-Chairman of the Board of Directors, Chief Executive Officer (Principal Executive Officer) and Director	November 11, 2014
John Farahi

/s/ Bob Farahi	Co-Chairman of the Board of Directors, President, Secretary and Director	November 11, 2014
Bob Farahi

/s/ Ronald Rowan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 11, 2014
Ronald Rowan

/s/ Yvette E. Landau	Director	November 11, 2014
Yvette E. Landau

/s/ Craig F. Sullivan	Director	November 11, 2014
Craig F. Sullivan

/s/ Paul Andrews	Director	November 11, 2014
Paul Andrews

EXHIBIT INDEX

Exhibit Number	Description

4.1*	2014 Equity Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Proxy Statement (SEC File 0-22088) filed on April 10, 2014).
5.1	Opinion of Greenberg Traurig regarding the legality of the securities being registered is filed herewith and incorporated herein by reference.
23.1	Consent of Ernst & Young, LLP is filed herewith and is incorporated herein by reference.
23.2	Consent of Greenberg Traurig (included in Exhibit 5.1).
24.1	Power of Attorney (contained on the signature page hereto).

*                 Incorporated by reference to exhibits previously filed.